Fourth Quarter 2002 Earnings
                                 Conference Call
                                October 29, 2002
                                 10:00 a.m. CST

Charlie:

Welcome. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck.

Our remarks that follow, including answers to your questions, include statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

This morning, we were quite pleased to report fiscal year 2002 results of $3.45 per share, or $0.10 per share better than our estimates reported in our July 25, 2002 Form 8-K filing, on record sales of $1.74 billion. Hereafter, I will refer to estimates in that filing as our previous estimates. Assuming goodwill and certain intangible asset amortization of $0.39 per share had been eliminated from reported fiscal 2001 results of $2.98, then earnings per share would have increased $0.08 per share for fiscal 2002 in a very difficult economy.

Fourth quarter earnings per share were $0.99, about $0.09 per share higher than our previous estimate, but down slightly from the $1.03 per share reported in last year's fourth quarter. All of our segments contributed to better performance than our previous estimates. The acceleration of defense parts sales of $0.09 per share from the fourth to the third quarter of fiscal 2002 to meet customer requirements affected the year over year comparison. Last year's fourth quarter included a nonrecurring foreign exchange gain of $0.10 per share related to the acquisition of the Geesink Norba Group, but it also included goodwill amortization of $0.10 per share that is not in fiscal 2002 results.

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We also re-affirmed our previous estimate of fiscal 2003 earnings per share of
$3.70. This estimate assumes a very cautious outlook for the economy in our fiscal year 2003. And, this estimate also assumes no further margin increase on the Medium Tactical Vehicle Replacement ("MTVR") contract from the current margins of 4.3%, although we continue to target 6.0% - 6.5% margins under the contract, and the estimate assumes no acquisitions.

The last big highlight for the fourth quarter was our repayment of $50.0 million of debt, bringing debt down to $150.0 million at September 30, 2002, equal to our previous estimate for that date. That makes $209.3 million of debt repayment for the fiscal year. Performance- based payments on our MTVR contract and strong earnings contributed to the excellent cash flow during the quarter. During previous calls, we explained that we would experience greater difficulty estimating cash flows by quarter due to the unpredictability of the timing of government cash flows from performance-based or progress payments. On September 30, we received our first performance-based payment under the MTVR contract of $86.3 million to achieve our previous debt estimate.

Prior to fiscal 2001, the Company's pension plans were overfunded. The sharp decline in the U.S. stock market and plan benefit increases caused the plans to be $9.1 million underfunded in fiscal 2001. The Company increased its pension plan contributions to $9.4 million in fiscal 2002 compared to $2.0 million in fiscal 2001 to reduce the underfunding status, and intends to utilize free cash flow for that purpose again in fiscal 2003.

Fourth Quarter Results

Now let's look closer at fourth quarter results.

Consolidated sales were up 15.3% in the fourth quarter compared to last year to $477.0 million, with consolidated operating income margins of 6.6%, compared to 7.7% last year. Consolidated operating income in the fourth quarter was $31.4 million, down 1.8% compared to last year, and would have been down about 7.3% without acquisitions and the benefit of the elimination of goodwill and other intangible asset amortization.

Let me expand on individual business segment results.

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Fire and Emergency

First, fire and emergency sales rose 9.0% to $136.6 million in the fourth quarter, and operating income was up 13.5% to $15.2 million, or 11.1% of sales. Excluding the impact of the nonamortization of goodwill, operating income would have increased 7.3% in the fourth quarter compared to the prior year. Sales were consistent with our previous estimates, but operating income exceeded those estimates by about $1.0 million due to favorable cost performance at our fire truck subsidiary, Pierce.

Pierce's backlog was up 15.2% at September 30, 2002, compared to September 30, 2001. That's down from June 30 when Pierce's backlog was up 31.4% compared to the prior year, but is consistent with our previous expectations. With this backlog, we believe we are positioned to report strong first half results in this segment in fiscal 2003.

Defense

In defense, sales were up 12.4% to $168.4 million in the fourth quarter due to achievement of full-rate production under the company's MTVR contract back in August 2001. Operating income declined 18.5% in the fourth quarter to $12.6 million. The decline reflects a mix shift from international sales to MTVR sales, and substantially higher bid and proposal spending. These results exceeded our previous estimates by about $0.7 million.

Commercial

Compared to the prior year, sales in the commercial segment were up 25.4% in the fourth quarter to $174.4 million, while operating income was up 36.8% to $10.0 million. Compared to our previous estimates, sales were up about $28.0 million and operating income was up about $1.2 million in this segment in the fourth quarter. The increase in commercial segment sales compared to the prior year primarily resulted from higher sales of chassis and concrete mixer packages. Excluding the operating results of the Geesink Norba Group and the benefit of the non-amortization of goodwill, commercial segment operating income would have increased 22.6% in the fourth quarter compared to the prior year due to increased sales of higher margin concrete placement products and favorable manufacturing cost and workers compensation experience. Compared to the prior year, concrete placement sales were up 35.3% during the quarter, primarily due to the

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change in engine emission requirements effective October 1, while domestic refuse sales were down 12.4%.

Concrete placement and domestic refuse orders slowed in the fourth quarter due to the adverse economic conditions. At September 30, rear-discharge unit backlog was up 1.2% compared to September 30, 2001 after being up 104% at June 30, 2002. Our front-discharge backlog remained strong at up 256% over September 30, 2001. Our domestic refuse unit backlog was down 50.4% at September 30, 2002 compared to September 30, 2001 levels.

Geesink Norba Group sales totaled $35.3 million in the fourth quarter. The Geesink Norba Group acquisition was accretive to earnings by $0.03 per share in the fourth quarter, and by $0.10 per share for fiscal 2002.

Corporate

At the corporate level, our expenses were up $0.8 million in the fourth quarter from our previous estimates and up $2.3 million compared to the prior year due to increases in variable incentive compensation, higher legal defense costs and investments in people and services. Also, net interest expense declined $2.8 million during the quarter due to lower borrowings and substantially lower interest rates.

Fiscal 2003 Outlook

Turning to fiscal 2003, our current estimates are unchanged from our July 25, 2002 estimates, except for sales, and they assume no acquisitions. We are estimating consolidated sales of $1.8 billion, up 3.2% from fiscal 2002 sales. We expect fire and emergency sales to be up 7.1% to $510.0 million. That's up $5 million from our previous estimates due to strong orders at Pierce and at our airport business. We are continuing to project defense sales to increase to $610.0 million, or up 2.5%. We expect MTVR sales to decline about $16.0 million in fiscal 2003, while we expect to realize approximately $46 million of sales from shipments under our new U.K. tank transporter contract. In the commercial segment, we are projecting modest sales growth of 1.0% to $685.0 million. That's an increase of $20 million from our previous estimates due to higher estimated chassis and body package sales. Recent financial market news causes us to be very cautious about any economic recovery. We're projecting modest concrete placement

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sales growth of 2.0% in fiscal 2003, with a similar percentage decline in domestic refuse sales. We're projecting domestic refuse sales to decline 10.0% in the first half of fiscal 2003 before firming in the second half. We're estimating that Geesink Norba refuse sales will grow about 3.0% in fiscal 2003 based on a weak European economy, but aided by new product introductions.

By quarter in fiscal 2003, we believe that these sales expectations by segment would result in consolidated sales of approximately $397.0 million in quarter one, $431.0 million in quarter two, $502.0 million in quarter three and $470.0 million in quarter four.

With respect to operating income, we are continuing to project consolidated operating income to increase to $120.0 million in fiscal 2003, or up 8.0%. By segment, we are continuing to project fire and emergency operating income to increase to $52.0 million, or up 6.1%, in fiscal 2003. We are continuing to project defense operating income to increase to $44.0 million, or up 8.1%, in fiscal 2003. This estimate assumes significant bid and proposal spending and pre-contract costs in fiscal 2003 consistent with 2002 levels with respect to several U.S. and U.K. defense truck programs. Our defense operating income estimate assumes MTVR contract margins of 4.3% in fiscal 2003. We continue to target 6.0% to 6.5% margins over the contract life. Every one percentage point increase in MTVR margins in fiscal 2003 on a full-year basis would amount to $7.6 million in operating income, or $0.27 per share. Periodically, we will monitor manufacturing cost performance and durability of fielded trucks, among other factors, and adjust margins accordingly. Another important factor that may impact margins will be the status of the MTVR variant contract for wreckers. We signed a contract modification for MTVR dump bodies and wreckers in June 2002. The dump body modification has already been funded. The wreckers are complex vehicles that will undergo significant testing. The U.S. Marines have until January 2004 to fund the wrecker requirements under the contract. How these wreckers perform in testing, the timing and number of wreckers actually funded by the U.S. Marines and our cost performance on those trucks will be important factors in our ability to achieve our MTVR margin targets. In the commercial segment, we are continuing to project operating income to increase to $51.0 million, or about 8.1%, in fiscal 2003. We are projecting concrete placement operating income to decline about 10.0% in fiscal 2003, reflecting anticipated R&D investments in the Revolution(TM) composite concrete mixer drum. By the end of fiscal 2003, we hope to have

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a U.S. plant up and running at high rate production for the Revolution drum, to spur earnings growth in 2004. In 2005 and 2006, we expect to roll out this technology to Europe and Asia. We expect domestic refuse operating income to be up slightly in fiscal 2003 due to cost reduction plans in place, while we anticipate most of the growth in commercial segment operating income will be due to growth of our Geesink Norba Group earnings following our restructuring of the business.

We expect corporate expenses to approximate $27.0 million in fiscal 2003, up from $25.8 million in fiscal 2002. This increase reflects investments planned to build our team in preparation for additional acquisitions or defense contract awards. We are projecting net interest costs to be flat at $20.0 million in fiscal 2003. While we expect our debt to be lower on average in fiscal 2003, we anticipate interest rates to be higher, and we're estimating a working capital build in the event of a major defense contract award. These estimates are also unchanged from our previous estimates.

By quarter, our estimates of net income and earnings per share are unchanged from our previous estimates. Our estimates assume that we will not be expensing stock options in fiscal 2003. We expect net income to approximate $8.0 million in quarter one, $14.5 million in quarter two, $21.0 million in quarter three and $21.5 million in quarter four. Assuming 17,650,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.45 in quarter one, $0.83 in quarter two, $1.19 in quarter three and $1.21 in quarter four. Unfortunately, we do not expect our business to generate consistent quarterly earnings increases in fiscal 2003 compared to fiscal 2002. These quarterly earnings estimates reflect declining earnings per share in quarters one and three, with substantially higher earnings per share estimated for quarters two and four. In the first quarter, we will be challenged by heavy defense bid and proposal spending, and in the third quarter, we will be challenged by tough comparative earnings in fiscal 2002 when we raised our MTVR contract margins by one percentage point.

Of course, there are downsides to every estimate. The economy may enter a double dip recession. And, we may not achieve our targeted cost performance. Upsides to these estimates primarily involve the opportunity to improve MTVR margins, an economic recovery, and the potential for one or more major defense contract awards. Please review our Form 8-K filed today for other potential risk factors.

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From a financial position standpoint, assuming no acquisitions, we estimate that debt will rise in the first half of fiscal 2003 due to the seasonal working capital demands of our concrete placement business and then remain relatively high for the remainder of the year even as such demands subside due to working capital requirements of our U.K. tank transporter contract in the second half of fiscal 2003. Specific debt estimates are unchanged from our previous estimates of $175.0 million at December 31, 2002, $200.0 million at March 31, 2003, $210.0 million at June 30, 2003 and $150.0 million at September 30, 2003. We expect capital spending to rise to about $30.0 million in fiscal 2003 due to the planned start-up of a U.S. production facility for the Revolution composite mixer drum.

Now, Bob will provide his perspective of the quarter and our outlook.

Bob

Good morning everyone. Thanks for joining us. Let me start off by reiterating Charlie's comments. I'm pleased with our financial performance during the fourth quarter. We came in at $3.45 EPS, beating our July estimates by $0.10 per share. And, you saw that was $0.08 better than prior year, adjusted for the change in accounting to eliminate goodwill amortization. I think those financials speak to our balanced diversification, and the ability to stay strong in the face of a sluggish economy.

As I talk with you today, our company is headed full force into fiscal 2003. I view 2003 with cautious optimism. I characterize fiscal 2002 as a "steadying the ship" year, and fiscal 2003 as a year where we are focused on delivering stronger earnings. The two primary factors that contribute to my optimism are our defense and fire and emergency businesses. These are steady markets for Oshkosh, giving us a distinct advantage over companies that are more reliant on the economy for improved earnings.

Our defense business looks strong during the next year. Funding for our contracts appears assured. Our operations are performing well. We are focused on continued margin enhancement on our medium payload line, and aftermarket parts sales have been particularly strong.

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The fire and emergency business gives indications of improved financial performance. Our backlog is strong, and several product launches scheduled for 2003 should fuel the incoming order rate.

Taking a look at our commercial markets - concrete placement and refuse - we are cautious only in regard to the possibility of an economic tailspin. Our earnings estimates assume a continuing difficult environment. Barring a downward economic spiral, we expect to grow earnings principally from cost reduction activities in our European refuse business.

Fire & Emergency

Let me briefly comment on each business.

Our fire and emergency business delivered steady performance in fiscal 2002, adjusted for the non-amortization of goodwill. The flat sales level was impacted as we executed on our strategy to build backlog, which was up 15% as of September 30, 2002, compared to September 30, 2001. Medtec contributed to financial performance with a 37% increase in sales in fiscal 2002 over 2001, which I attribute to expanded distribution and new product development.

During the fourth quarter, Pierce launched a dozen new models in its value-priced Contender line. This brand has been particularly successful over the past two years, and the product line extension holds order potential for fiscal 2003. In addition, our TAK-4 independent front suspension's market penetration has exceeded expectations. Today, it is standard equipment on our top selling custom fire chassis.

Federal funding support of the fire service is unprecedented. A total of $360 million in grants for fire departments is scheduled during calendar 2002, up from $100 million in 2001. About 25% of that is expected to fund the purchase of firefighting vehicles. The Bush administration is supporting funding at substantially higher levels for 2003, but it is too early to speculate on the likelihood that the Bush administration proposals will proceed.

Defense

The defense business delivered a solid year, investing in our future. In 2002, nearly 3,000 defense trucks rolled off our integrated production line, with a

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good mix between heavy and medium payload models. Operations have been running smoothly. But the real news is in our investments in technology and truck procurement competitions for the future.

We demonstrated our leadership in defense truck technologies at last week's AUSA show, the largest U.S. defense exhibition. Our ProPulse(TM) electric drive system, new upgrades to our Command Zone(TM) electronics package and remote vehicle diagnostics were extremely well received. It was pretty impressive to see our people reading diagnostics for vehicles parked outside from hand held PDAs on the show floor, and to see our ProPulse vehicle drive to the exhibition where others had their systems towed or trailered to the show.

The tank transporter and trailer program is proceeding on schedule in the United Kingdom, with approval testing nearly complete. I'll be attending a rollout ceremony for the British Army's newest truck scheduled for early December.

Of course, I know you're interested in the three major programs that Oshkosh is competing for. The most significant news relates to the FMTV Competitive Rebuy program. The U.S. Army has reduced their overall requirements by 30%, dropping truck numbers 35% from 10,800 to just over 7,000, and trailer requirements from about 4,600 down to 3,800. We believe that the cuts were made to fund the Army's Future Combat System, and that there is little likelihood for significant upside to these numbers. Obviously, we are considering this volume adjustment as we move full force on bid development, to be ready for submittal on November 18. Fortunately for us, this adjusted truck volume is consistent with our MTVR volume. The FMTV, together with significant international bid opportunities, create the potential for Oshkosh to deliver significant overall sales and earnings growth in 2004 and 2005 if Oshkosh is awarded the contracts. Timing on the FMTV program continues to hold steady. The decision is expected in March 2003.

In regard to outstanding UK competitions, it appears that the Ministry of Defence is moving close to a decision on the wheeled tanker program, perhaps in November 2002. That program is valued in excess of $200 million.

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On the U. K. cargo support vehicle program, we've seen the award date move from
November 2002 to Summer 2003. However, we don't expect this to push out the delivery schedule, since the Ministry of Defense puts a high priority on this fleet replacement program. This push out is disappointing, but we remain optimistic with respect to this opportunity.

Obviously, these programs hold significant opportunity for our company. Competition is intense, Oshkosh is a strong competitor. Now, to close my observations on our defense business, let me just express my personal appreciation to our bid and proposal staff. As this list of programs indicates, they've been doing an admirable job of addressing a myriad of priorities.

Commercial

Now, let's take a look at our commercial business. Frankly, the domestic refuse market has been difficult, with industry numbers expected to fall 10% in 2003 from 2002 levels. That being said, Waste Management, our biggest refuse customer, has already announced that their capital expenditures in 2003 will hold steady year over year. McNeilus is working very hard to earn their side loader business, in addition to the rear and front loaders that we already supply.

In this difficult economy, McNeilus generated market share gains to take what we believe to be the top spot among U.S. manufacturers. And, the new Street Force line has been well received. Demand is exceeding our initial estimates, and sales have been incremental to the existing models.

On the European front, the refuse industry continues to be soft, and we expect that to continue through most of fiscal 2003. However, the Geesink Norba Group has done an excellent job of improving production processes, consolidating certain operations, and rightsizing the work force. I expect these actions to contribute to a successful 2003 for the refuse business.

In the concrete placement market, customers are still cautious due to fears of a large dip in the economy. But, we take it as a positive indicator that low interest rates drove September housing starts to a 16-year high, up 13.3%. If the U.S. economy continues to grow, at least sluggishly, as predicted, this business should see some improvement in 2003.

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Closing:

So in closing, we're cautiously optimistic about 2003. We're probably one of only a few industrial companies that can point to market factors as a basis for expected growth in 2003, along with rightsizing efforts. Perhaps you too can feel the rumble. We're poised to deliver growth again in 2003, a year that may cause heartache for businesses more sensitive to the economy.

Operator, please commence the question and answer period.









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